Exhibit 99.1

Contact:	Mark H. Collin
Phone: 603-773-6612
Fax: 603-773-6605
Email: collin@unitil.com

Unitil Reports Year-End Earnings

Hampton, NH – February 6, 2009: Unitil Corporation (NYSE: UTL) (www.unitil.com) today announced Earnings Applicable to Common Shareholders of $9.6 million for 2008, an increase of 12% over 2007 Earnings of $8.6 million. Earnings per common share were $1.65 for 2008, $0.13 per share higher than last year. In 2008, Unitil’s annual common dividend was $1.38, representing an unbroken record of quarterly dividend payments.

Earnings in 2008 reflect the acquisitions, on December 1, 2008, of Northern Utilities, Inc. (Northern Utilities) and Granite State Gas Transmission (Granite State). The acquisitions have increased the share of the company’s operating results attributable to gas operations, which have a higher proportion of annual gas sales margin during the winter months. In addition, the Company has already begun to achieve cost savings and operating efficiencies related to the acquisitions.

“We successfully completed our purchase of Northern Utilities and Granite State in the fourth quarter,” said Robert G. Schoenberger, Unitil’s Chairman and Chief Executive Officer. “As a result, we have significantly strengthened our gas utility operations and almost doubled our customer base and utility operations in the region. Our year over year results reflect the positive impact of the acquisitions on gas sales and our operating costs.”

The following table presents the significant items (discussed below) contributing to the change in earnings per share in 2008 as compared to 2007:

2008 Earnings Per Share vs. 2007
2007	$1.52
Electric Sales Margin	(0.15)
Gas Sales Margin	0.72
Usource™ Sales Margin	0.01
Operation & Maintenance Expense	(0.14)
Depreciation, Amortization & Other	(0.22)
Interest Expense, Net	(0.09)

2008	$1.65

Electric sales margin decreased $1.4 million in 2008 compared to 2007. The decrease in electric sales margin primarily reflects lower sales volumes, partially offset by higher electric base rates implemented in March of 2008. Total electric kilowatt-hour (kWh) sales decreased 2.7% in 2008 compared to 2007 driven by lower average usage per customer reflecting milder summer temperatures, a slowing economy and energy conservation.

Natural gas sales margin increased $6.7 million in 2008 compared to 2007. This increase reflects $5.4 million of gas sales margin from Northern Utilities and Granite State and an additional increase of $1.3 million in gas sales margin reflecting higher rates implemented in November 2007 and higher sales to Commercial and Industrial (C&I) customers. Overall, natural gas sales increased 66.2% in 2008 compared to 2007. Excluding the contribution of the acquisition of Northern Utilities, total therm sales of natural gas increased 1.1% in 2008 compared to 2007.

Selected Financial Data for 2008 is presented in the following table:

Unitil Corporation – Condensed Financial Data

(Millions, except Per Share data)

	(unaudited)
	Three Months Ended December 31,			Twelve Months Ended December 31,
	2008	2007	Change	2008	2007	Change
Electric kWh Sales:
Residential	154.0	159.2	(3.3%)	660.2	674.8	(2.2%)
Commercial/Industrial	241.2	255.0	(5.4%)	1,035.7	1,068.2	(3.0%)

Total	395.2	414.2	(4.6%)	1,695.9	1,743.0	(2.7%)

Gas Therm Sales: (a)
Residential	5.6	2.3	143.5%	13.3	10.2	30.4%
Commercial/Industrial	20.0	4.4	354.5%	33.9	18.2	86.3%

Total	25.6	6.7	282.1%	47.2	28.4	66.2%

(a) 2008 Gas Therm Sales include Northern Utilities, Inc., acquired on December 1, 2008.

Electric Revenues	$55.3	$53.7	$1.6	$227.5	$225.0	$2.5
Purchased Electricity	42.3	39.6	2.7	172.7	168.8	3.9

Electric Sales Margin	13.0	14.1	(1.1)	54.8	56.2	(1.4)

Gas Revenues	31.6	9.7	21.9	56.9	34.2	22.7
Purchased Gas	22.1	5.6	16.5	37.5	21.5	16.0

Gas Sales Margin	9.5	4.1	5.4	19.4	12.7	6.7

Usource™ Sales Margin	0.9	0.9	—	3.8	3.7	0.1

Total Sales Margin:	23.4	19.1	4.3	78.0	72.6	5.4

Operation & Maintenance Expenses	8.8	6.4	2.4	27.5	26.2	1.3

Depreciation, Amortization & Other	8.2	7.2	1.0	30.4	28.2	2.2

Interest Expense, Net	3.2	2.8	0.4	10.5	9.6	0.9

Earnings App. to Common Shareholders:	$3.2	$2.7	$0.5	$9.6	$8.6	$1.0

Earnings Per Share	$0.53	$0.48	$0.05	$1.65	$1.52	$0.13

Total Operation & Maintenance (O&M) expenses increased $1.3 million, or 5.0%, in 2008 compared to 2007. The acquisitions of Northern Utilities and Granite State accounted for $0.9 million of the increase. In addition, the increase in O&M expenses reflects higher employee and retiree compensation and benefit expenses of $2.7 million, higher utility operating costs of $0.3 million and higher bad debt expenses of $0.3 million, partially offset by a reduction of $2.8 million from the proceeds of an insurance settlement and lower professional fees of $0.1 million.

Depreciation, Amortization, Taxes and Other expenses increased $2.2 million in 2008 compared to 2007. The acquisitions of Northern Utilities and Granite State accounted for $0.9 million of the increase. In addition, the increase in Depreciation, Amortization, Taxes and Other expenses reflects the amortization, in the first quarter of 2008, of $0.7 million of natural gas inventory carrying costs deferred under a previous regulatory ruling, higher depreciation on normal utility plant additions and higher property and payroll taxes. Partially offsetting these increases were lower amortization costs of $0.8 million.

Interest Expense, Net increased $0.9 million in 2008 compared to 2007. The acquisitions of Northern Utilities and Granite State accounted for $0.3 million of the increase. The increase associated with the acquisitions is due to $0.5 million of interest expense from the issuance of long-term notes by Northern Utilities and Granite State in December 2008, partially offset by interest income on regulatory mechanisms. In addition to the increase related to the acquisitions, the remaining $0.6 million increase in Interest Expense, Net expenses reflects higher debt outstanding and lower interest earned on regulatory assets compared to the prior period.

On December 11, 2008 a severe ice storm hit the Northeast creating massive extended power outages for many residents of Massachusetts and New Hampshire, including Unitil’s electric customers in New Hampshire and the greater Fitchburg, Massachusetts service area. Based on its preliminary assessment, the Company estimates that it has incurred approximately $10 million in costs for the repair and replacement of electric distribution systems damaged during the storm.

At its January 2009 meeting, the Unitil Board of Directors declared the regular quarterly dividend on the Company’s common stock of $0.345 per share.

As a result of the acquisitions of Northern Utilities and Granite State on December 1, 2008, consolidated results for the Company in the current period may not be directly comparable to prior period results until such time as the acquisitions are fully reflected in both reporting periods. In particular, the Company expects that consolidated results of operations in future reporting periods will reflect to a greater degree the seasonal nature of natural gas sales and higher margins in the winter period. Accordingly, the Company expects that as a result of the acquisitions, consolidated results of operations will be positively affected during the first and fourth quarters, and negatively affected during the second and third quarters of future reporting years.

About Unitil

Unitil is a public utility holding company with subsidiaries providing electric and gas distribution service in New Hampshire and Massachusetts, gas distribution service in Maine and energy services throughout the northeast. Unitil has approximately 430 employees and serves approximately 170,000 utility customers in three states. Its utility affiliates include Unitil Energy Systems, Inc., Fitchburg Gas and Electric Light Company, Northern Utilities, Inc. and Granite State Gas Transmission, Inc. Its other subsidiaries include Unitil Service Corp. and its non-regulated business segment Unitil Resources, Inc. Usource L.L.C. is a subsidiary of Unitil Resources, Inc.

This press release contains forward-looking statements, which are subject to the inherent uncertainties in predicting future results and conditions. All statements, other than statements of historical fact, are forward-looking statements. Certain factors that could cause the actual results to differ materially from those projected in these forward-looking statements include, but are not limited to the following: variations in weather; changes in the regulatory environment; customers’ preferences on energy sources; general economic conditions; increased competition; fluctuations in supply, demand, transmission capacity and prices for energy commodities; and other uncertainties, all of which are difficult to predict, and many of which are beyond the control of Unitil Corporation.

For more information, visit Unitil at www.unitil.com or call Mark Collin at 603-773-6612.